                                                                      EXHIBIT 11

              NABORS INDUSTRIES, INC. AND SUBSIDIARIES

                  COMPUTATION OF PER SHARE EARNINGS
              (In thousands, except per share amounts)

                                                                   THREE MONTHS ENDED JUNE 30,          SIX MONTHS ENDED JUNE 30,

                                                                     1999              1998              1999             1998
                                                                   --------          ---------        ----------        ---------
Basic:
   Weighted average number of shares outstanding                    105,476            100,839           103,139          100,822
                                                                   --------           --------          --------         --------
   Net income                                                      $  3,298           $ 35,732          $ 15,262         $ 75,424
                                                                   --------           --------          --------         --------
   Per share amount                                                $    .03           $    .35          $    .15         $    .75
                                                                   --------           --------          --------         --------

Diluted:
   Weighted average number of shares outstanding                    105,476            100,839           103,139          100,822
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using
      average market price                                            5,414              2,921             5,414            3,201
   Assumed conversion of 5% convertible notes(1)                         --              9,517                --            9,517
                                                                  ---------           --------          --------         --------
      Total                                                         110,890            113,277           108,553          113,540
                                                                  ---------           --------          --------         --------
   Net income                                                     $   3,298           $ 35,732          $ 15,262         $ 75,424
   Add 5% convertible note interest, net
      of tax effect(1)                                                   --              1,358                --            2,706
                                                                  ---------           --------          --------         --------
      Total                                                       $   3,298           $ 37,090          $ 15,262         $ 78,130
                                                                  ---------           --------          --------         --------
   Per share amount                                               $     .03           $    .33          $    .14         $    .69
                                                                  ---------           --------          --------         --------


(1) The 5% convertible notes are not assumed to be converted into common stock for the three months and six months ended June 30, 1999 as the effect on earnings per share in those periods would be anti-dilutive.